Exhibit (a)(1)(L)(i)
[If Participant elected & HAS NOT exercised any discount option in 2006/2007, please direct them to this screen.]
ATMEL CORPORATION
FORM OF ACKNOWLEDGMENT OF RECEIPT OF ELECTION FORM

ALTERNATIVE
							ONE:	ALTERNATIVE TWO:
					Number of		Delayed Ability	Increased Exercise
	Original	Original	Revised	Revised	Outstanding		to Exercise Until	Price for All
Option	Grant	Grant	Measurement	Grant	Eligible	Expiration	a ‘Permissible	Eligible Options in
Number	Date	Price	Date	Price	Options	Date	Exercise Event’	the Grant	Did Not Amend
							Chosen date: [_]	o Repriced	o Did not amend
							Chosen date: [_]	o Repriced	o Did not amend
							Chosen date: [_]	o Repriced	o Did not amend
							Chosen date: [_]	o Repriced	o Did not amend
							Chosen date: [_]	o Repriced	o Did not amend
							Chosen date: [_]	o Repriced	o Did not amend
Please note that you may withdraw this election by submitting a properly completed and signed withdrawal form prior to the closing date which will be 9:00 p.m., Pacific Time, December 21, 2007, unless we extend the offer. Any questions or requests for assistance should be directed to Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com
Please note that our receipt of your election form is not by itself an acceptance of the eligible option. For purposes of the offer, Atmel Corporation will have accepted those eligible option(s) properly tendered pursuant to the offer and not otherwise withdrawn only when Atmel Corporation gives written or electronic notice to the option holders generally of its acceptance of such options. Such notice may be made by press release, e-mail or other method of communication. Atmel Corporation’s formal acceptance is expected to take place immediately following the closing date of the offer.